As filed with the Securities and Exchange Commission on June 17, 1999.
                                              Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        ---------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------
                             AMERICAN STORES COMPANY
             (Exact name of registrant as specified in its charter)

             Delaware                                 87-0207226
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification Number)
       299 South Main Street
        Salt Lake City, Utah                             84111
(Address of Principal Executive Offices)               (Zip Code)

                             AMERICAN STORES COMPANY
                     1997A STOCK OPTION AND STOCK AWARD PLAN
                            (Full title of the Plan)

                        ---------------------------------

                           KATHLEEN E. MCDERMOTT, ESQ.
                   CHIEF LEGAL OFFICER AND ASSISTANT SECRETARY
                             AMERICAN STORES COMPANY
                              299 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 539-0112
            (Name, address and telephone number of agent for service)

                                    Copy to:
                             Eric S. Robinson, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000

                                          CALCULATION OF REGISTRATION FEE
--------------------------------- ------------------- ----------------------- ----------------------- -------------------
                                                         Propose maximum        Proposed maximum
      Title of securities            Amount to be         Offering Price            Aggregate             Amount of
        To be Registered            Registered(1)          Per Share(2)         Offering Price(2)      Registration Fee
--------------------------------- ------------------- ----------------------- ----------------------- -------------------
================================= =================== ======================= ======================= ===================
Common Stock,
  Par Value $1.00 Per Share        2,674,000 Shares             $33.78125             $90,331,062.50        $25,112.04
================================= =================== ======================= ======================= ===================

1. Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

2. Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee are based on the reported average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange on June 10, 1999.

 PART I     -     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS1

 ITEM 1.          PLAN INFORMATION.

 ITEM 2.          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

 PART II          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents which have heretofore been filed by American Stores Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

                  2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended May 1, 1999.

                  3. The description of the Company's Common Stock contained on pages 25-27 of Amendment No. 2 to the Company's Registration Statement on Form S-3 (Registration No. 333-22701), dated April 1, 1997 (the "Form S-3").

                  All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

 ITEM 4.          DESCRIPTION OF SECURITIES.

                  Not Applicable.

 ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Kathleen E. McDermott, Chief Legal Officer for the Company, who has rendered an opinion on the legality of the securities being registered, is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company (including the plan under which the securities being registered are to be issued) and owns Common Stock of the Company.


------------------
1 This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.

 ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Delaware General Corporation Law Section 145 contains provisions permitting and, in some situations, requiring Delaware corporations, such as the Company, to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. The Company also maintains a directors' and officers' liability insurance policy.

                  Article Ninth of the Restated Certificate of Incorporation, as amended, of the Company provides the following:

                  9.01 Elimination of Certain Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                  9.02     Indemnification and Insurance.

                  (a) Right to Indemnification. Each person who was or is made party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or while serving as a Director or officer of the Corporation is or was also serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director or officer, and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right (which may not be reduced or limited by any repeal or modification of this Section 9.02) and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the company of an undertaking, by or on behalf of such Director of officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers.

                  (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

                  (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss whether or not the Corporation would have the power to indemnify such person against such expense, liability to or loss under the Delaware General Corporation Law.

 ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

 ITEM 8.          EXHIBITS.

      Exhibit Number              Description of Exhibits
      --------------              -----------------------

              4.1                 American Stores Company 1997A Stock Option and
                                  Stock Award Plan

              4.2 The restated Certificate of Incorporation of American Stores Company, as amended, is incorporated herein by reference to Exhibit
                                  3.1 of the Company's Form 10-K for the fiscal year ended February 3, 1996 as filed on April 14, 1996, and to Exhibit 1 of the Company's Form 8-K as filed on July 10, 1997

              4.3 The By-Laws of American Stores Company as amended on September 17, 1997 are incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended January 31, 1998 as filed on April 20, 1998

              5.1                 Opinion of Counsel

             23.1                 Consent of Ernst & Young LLP, Independent
                                  Auditors

             23.2                 Consent of Counsel (Contained in Exhibit 5.1)

             24.1                 Power of Attorney (Included on signature page)

 ITEM 9.          UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 224(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on June 17, 1999.

                                            AMERICAN STORES COMPANY

                                            By:   /s/ Teresa Beck
                                               --------------------------------
                                               Name:  Teresa Beck
                                               Title: President



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

                  That the undersigned officers and directors of American Stores Company, a Delaware corporation, do hereby constitute and appoint Victor L. Lund and Teresa Beck, and each one of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signatures                    Title                          Date
      ----------                    -----                          ----

/s/ Victor L. Lund      Chairman of the Board, Chief            June 17, 1999
Victor L. Lund          Executive Officer and Director
                        (Principal Executive Officer)

      Signatures                     Title                         Date
      ----------                     -----                         ----


/s/ Neal J. Rider           Chief Financial Officer (Principal  June 17, 1999
Neal J. Rider               Financial and Accounting Officer)

/s/ Pamela G. Bailey        Director                            June 17, 1999
Pamela G. Bailey

/s/ Henry I. Bryant         Director                            June 17, 1999
Henry I. Bryant

/s/ Ardern B. Engebretsen   Director                            June 17, 1999
Arden B. Engebretsen

/s/ James B. Fisher         Director                            June 17, 1999
James B. Fisher

/s/ Fernando R. Gumucio     Director                            June 17, 1999
Fernando R. Gumucio

/s/ Leon G. Harmon          Director                            June 17, 1999
Leon G. Harmon

/s/ David L Maher           Director                            June 17, 1999
David L. Maher

/s/ John E. Masline         Director                            June 17, 1999
John E. Masline

/s/ Barbara S. Preiskel     Director                            June 17, 1999
Barbara S. Preiskel

/s/ J. L. Scott             Director                            June 17, 1999
J. L. Scott

/s/ Arthur K. Smith         Director                            June 17, 1999
Arthur K. Smith

                                  EXHIBIT INDEX

EXHIBIT        DOCUMENT DESCRIPTION
NUMBER

    4.1        American Stores Company 1997A Stock Option and Stock Award Plan

    4.2 The restated Certificate of Incorporation of American Stores Company, as amended, is incorporated herein by reference to
               Exhibit 3.1 of the Company's Form 10-K for the fiscal year ended February 3, 1996 as filed on April 14, 1996, and to
               Exhibit 1 of the Company's Form 8-K as filed on July 10, 1997

    4.3 The By-Laws of American Stores Company as amended on September 17, 1997 are incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended January 31, 1998 as filed on April 20, 1998

    5.1        Opinion of Counsel

   23.1        Consent of Ernst & Young LLP, Independent Auditors

   23.2        Consent of Counsel (Contained in Exhibit 5.1)

   24.1        Power of Attorney (Included on signature page)